                                                               Exhibit 99.(g)(2)

                        [Investors Bank & Trust Company]


Ms. Mary Ann B. Wirts
President
The Glenmede Portfolios
One Liberty Place
1650 Market Street  Suite 1200
Philadelphia, PA 19103-7391

     Re: The Custodian Contract (as amended, the "Custodian Contract") between
         Investors Bank & Trust Company ("Custodian) and The Glenmede Portfolios (the "Client")

Dear Mary Ann:

     As you know, Rule 17f-4 under the Investment Company Act of 1940 ("Rule 17f-4") has been amended, and such amendments will become effective on March 28, 2003. In order for you to be in compliance with amended Rule 17f-4, we agree to the terms and conditions below effective March 28, 2003.

     In addition to any other duties of the Custodian set forth in the Custodian Contract, the Custodian agrees that, in connection with placing and maintaining financial assets, corresponding to the Trust's security entitlements, with a domestic (U.S.) securities depository or intermediary custodian:

     1. The Custodian will, at a minimum, exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain such financial assets;
     2. The Custodian shall provide, promptly upon request by the Client, such reports as are generally made available to its clients concerning the internal accounting controls and financial strength of the Custodian; and
     3. The Custodian shall require any intermediary custodian at a minimum to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain financial assets corresponding to the security entitlements of its entitlement holders.

     Except as set forth in the preceding paragraphs, the terms and provisions of the Custodian Contract shall remain in full force and effect. Please note that this letter shall be governed by and construed in accordance with the laws of the same jurisdiction named in the Custodian

Contract, if any. Terms not defined herein have the meanings set forth in Rule 17f-4. By signing below, Client agrees to the amendment of the Custodian Contract embodied in this letter.

                                        Very truly yours,

                                        INVESTORS BANK & TRUST COMPANY


                                        By: /s/ Andrew Nesvet
                                            -----------------
                                            Name: Andrew Nesvet
                                            Title: Managing Director


AGREED:

THE GLENMEDE PORTFOLIOS


By: /s/ Mary Ann B. Wirts
    ---------------------
Name: Mary Ann B. Wirts
Title: President

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